                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY










                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF FEBRUARY 22, 1999


                                  BY AND AMONG


                         MIDCITY FINANCIAL CORPORATION,


                          DAMEN FINANCIAL CORPORATION


                                      AND

                               MIDCITY CFD, INC.

                               TABLE OF CONTENTS


ARTICLE 1  MERGER..................................................................  1
1.1      Merger....................................................................  1
1.2      Prior Approvals...........................................................  2
1.3      Effects of the Merger.....................................................  2
1.4      Certificate of Incorporation and By-Laws..................................  2
1.5      Directors and Officers....................................................  2
1.6      Effective Date and Time...................................................  2

ARTICLE 2  CONSIDERATION...........................................................  3
2.1      Merger Consideration......................................................  3
2.2      Effect of Conversion of Shares............................................  3
2.4      Dissenting Shares.........................................................  4
2.5      Delivery of Consideration.................................................  4
2.6      Transfer..................................................................  5
2.7      Closing of the Company's Transfer Books...................................  5
2.8      Escheat...................................................................  5

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF MIDCITY...............................  6
3.1      Organization and Good Standing............................................  6
3.2      Authority; Binding Effect.................................................  6
3.3      No Conflicts..............................................................  6
3.4      Consents and Approvals....................................................  7
3.5      Proxy Materials...........................................................  7
3.6      Broker's and Finder's Fee.................................................  7
3.7      No Litigation.............................................................  7
3.8      No Other Representations or Warranties....................................  7

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  7
4.1      Organization and Good Standing; Books and Records.........................  8
4.2      Capitalization............................................................  9
4.3      Authority; Binding Effect................................................. 10
4.4      No Conflicts.............................................................. 11
4.5      Consents and Approvals.................................................... 11
4.6      Compliance with Laws; Governmental Regulation............................. 11
4.7      SEC Reports and Financial Statements...................................... 12
4.8      Absence of Certain Changes or Events...................................... 12
4.9      Loan Portfolio; Reports................................................... 14
4.10     Regulatory Examinations................................................... 14
4.11     Properties and Assets..................................................... 14
4.12     No Liabilities............................................................ 15


4.13     Legal Proceedings......................................................... 15
4.14     Certain Contracts......................................................... 15
4.15     Taxes and Tax Returns..................................................... 16
4.16     Insurance................................................................. 17
4.17     Fiduciary Responsibilities................................................ 17
4.18     Employees and Employee Benefit Plans...................................... 17
4.19     SEC and Depositor Reports................................................. 19
4.20     Affiliate Transactions.................................................... 20
4.21     Environmental Matters..................................................... 20
4.22     Quality of Assets......................................................... 22
4.23     Policies and Procedures................................................... 22
4.24     Fees...................................................................... 23
4.25     Vote Required............................................................. 23
4.26     Indemnification........................................................... 23
4.27     Antitakeover Provisions Inapplicable...................................... 23
4.28     Power of Attorney......................................................... 23
4.29     Information Supplied...................................................... 23
4.30     Labor Matters............................................................. 23
4.31     Trademarks, Patents and Copyrights........................................ 24
4.32     Year 2000 Matters......................................................... 24
4.33     Full Disclosure........................................................... 24

ARTICLE 5  COVENANTS OF THE PARTIES................................................ 25
5.1      Conduct of the Business of the Company and Subsidiaries................... 25
5.2      Negative Covenants........................................................ 25
5.3      No Solicitation........................................................... 28
5.4      Current Information....................................................... 29
5.5      Access to Properties and Records; Confidentiality......................... 30
5.6      Regulatory and Other Matters.............................................. 30
5.7      Notification of Certain Other Matters..................................... 31
5.8      Title Matters............................................................. 31
5.9      Employee Benefits and Employees
5.10     Stockholder Approval...................................................... 33
5.11     Proxy Materials........................................................... 34
5.12     Further Assurances........................................................ 35
5.13     Public Announcements...................................................... 35
5.14     Dissenting Stockholders................................................... 35
5.15     Disclosure Schedules...................................................... 35

ARTICLE 6  CONDITIONS PRECEDENT TO THE MERGER...................................... 36
6.1      Conditions to Each Party's Obligations under this Agreement............... 36
6.2      Conditions to the Obligations of MidCity and NewCo under this Agreement... 37
6.3      Conditions to the Obligations of the Company under this Agreement......... 38

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

ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER....................................... 39
7.1      Termination............................................................... 39
7.2      Effect of Termination by MidCity or the Company........................... 40
7.3      Payment in Lieu of Fees and Expenses and Opportunity Costs................ 40
7.4      Amendment, Extension and Waiver........................................... 41

ARTICLE 8  MISCELLANEOUS........................................................... 41
8.1      Expenses.................................................................. 41
8.2      Notices................................................................... 41
8.3      Governing Law; Jurisdiction............................................... 42
8.4      Whole Agreement........................................................... 43
8.5      Benefit and Binding Effect................................................ 43
8.6      Survival.................................................................. 43
8.7      No Reliance on Headings; Interpretation................................... 43
8.8      Severability.............................................................. 43
8.9      Counterparts.............................................................. 43
8.10     Waiver of Jury Trial...................................................... 43
8.11     Specific Performance...................................................... 44

                                      iii

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                                    EXHIBITS

A         [Intentionally Omitted]
B         [Intentionally Omitted]
C         Certificate of Incorporation
D         Form of Exchange Agent Agreement
6.2.4     Form of the Company Counsel Opinions
6.2.9     Form of the Company Officer's Certificates
6.3.2     Form of MidCity Officer's Certificates


                                  SCHEDULES

4.1.4     Affiliates
4.2.1     Warrants, Options, Voting Trusts, Etc.
4.2.2     Capital Structure of Subsidiaries
4.5       Consents and Approvals
4.6.1     Compliance with Laws
4.9       Indebtedness
4.10      Regulatory Examinations
4.11.1    Real Property
4.11.2    Foreclosed Property
4.13      Legal Proceedings
4.14.1    Contracts
4.15.1    Taxes
4.16      Insurance
4.18.2    Employee Benefit Plans
4.18.3    Excise Tax Liability
4.18.5    Severance Pay, Unemployment Compensation, Etc.
4.20      Affiliate Transactions
4.21      Environmental Matters
4.22      Quality of Assets
4.26      Indemnification
4.30      Labor Matters
4.32      Year 2000 Problem Status
5.2.7     Dispositions of Loans, Investments and Assets
5.2.8     Loans and Other Extensions of Credit
5.2.12    Discharges of Liens and Encumbrances and Satisfaction of Obligations
5.2.16    Charitable Donations
5.2.18    Changes in Insurance Coverage

                             INDEX OF DEFINED TERMS


TERM                                                                  SECTION
----                                                                  -------
ADA ..................................................................4.11.3
ADAAG ................................................................4.11.3
AGREEMENT ............................................................Preamble
APPLICABLE GOVERNMENTAL AUTHORITIES ..................................1.2
BRANCH PROPERTY ......................................................4.21
CANCELLATION AGREEMENT ...............................................2.3
CERCLA ...............................................................4.21
CERTIFICATE OF MERGER ................................................1.6
CERTIFICATES .........................................................2.5(a)
CODE .................................................................4.18.1
COMFORT LETTER .......................................................5.11.2(i)
COMPANY ..............................................................Preamble
COMPANY COMMON STOCK .................................................2.1(a)
COMPANY DISCLOSURE ...................................................4.0
COMPANY FINANCIAL STATEMENTS .........................................4.7
COMPANY INTERIM FINANCIAL STATEMENTS .................................4.7
COMPANY'S KNOWLEDGE ..................................................4.14.2
COMPANY PREFERRED STOCK ..............................................4.2.1
COMPANY SEVERANCE PLAN ...............................................5.9.2
COMPANY STOCK OPTION/COMPANY STOCK OPTIONS ...........................2.1(a)
COMPANY SYSTEMS ......................................................4.32
DGCL .................................................................1.3
DISSENTING SHARE .....................................................2.4
EFFECTIVE DATE .......................................................1.6
EFFECTIVE TIME .......................................................1.6
ENVIRONMENTAL LAW ....................................................4.21
ERISA ................................................................4.18.2
ERISA AFFILIATE ......................................................4.18.4
ESOP .................................................................2.1(a)
EXCHANGE ACT .........................................................3.4
EXCHANGE AGENT .......................................................2.5(a)
FACILITIES ...........................................................4.11.3
FAIRNESS OPINION .....................................................5.11.2(ii)
FDIC .................................................................1.2
FRB ..................................................................1.2
HAZARDOUS SUBSTANCE ..................................................4.21
MAILING DATE .........................................................5.11.2
MATERIAL ADVERSE EFFECT ..............................................4.1.2

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

TERM                                                                  SECTION
----                                                                  -------
MCNBC ................................................................2.5(a)
MEETING ..............................................................5.10
MERGER ...............................................................Recitals
MERGER CONSIDERATION .................................................2.1(a)
MID CITY .............................................................Preamble
MID CITY BENEFIT PLAN ................................................5.9.3
NEWCO ................................................................Preamble
NEWCO COMMON STOCK ...................................................2.1(a)
OCC ..................................................................1.2
OPTION PAYMENT .......................................................2.3
OPTION PLANS .........................................................2.3
OREO .................................................................4.21
PCBs .................................................................4.21
PERMITS ..............................................................4.6.1
PER SHARE PRICE ......................................................2.1(a)
PLAN/PLANS ...........................................................4.18.2
POLICY ...............................................................4.23
PROXY MATERIALS ......................................................5.11.1
RCRA .................................................................4.21
REAL PROPERTY ........................................................4.21
RELEASE ..............................................................4.21
RETURNS ..............................................................4.15.1
RRP ..................................................................2.1(a)
SEC ..................................................................4.18.6
SEC REPORTS ..........................................................4.19(b)
SECURITIES ACT .......................................................3.4
SUBSIDIARY/SUBSIDIARIES ..............................................4.1.2
SUBSIDIARY BANK ......................................................4.1.1
SURVIVING CORPORATION ................................................1.1
SURVIVING CORPORATION COMMON STOCK ...................................2.1(a)
SWDA .................................................................4.21
TAKEOVER PROPOSAL ....................................................5.3
TAXES ................................................................4.15.2
TRANSFERRED EMPLOYEE .................................................5.9.3

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


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER dated as of February 22, 1999 (this "Agreement") is entered into by and among MidCity Financial Corporation, a Delaware corporation ("MidCity"), Damen Financial Corporation, a Delaware corporation (the "Company"), and MidCity CFD, Inc., a Delaware corporation and wholly-owned subsidiary of MidCity ("NewCo").


                                R E C I T A L S:

     WHEREAS, the respective Boards of Directors of MidCity, NewCo and the Company have determined that it is in the best interests of their respective stockholders to consummate the transactions contemplated hereby in which NewCo will merge, subject to the terms and conditions set forth herein, with and into the Company (the "Merger"), so that the Company is the surviving corporation in the Merger;

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     WHEREAS, the Board of Directors of the Company has approved the execution and delivery of this Agreement so that the restrictions on "business combinations" set forth in Section 203 of the DGCL (as hereafter defined) do not and will not apply to MidCity and NewCo or their affiliates or associates as a result of the consummation of the transactions contemplated by this Agreement; and

     WHEREAS, the respective Boards of Directors of MidCity, NewCo and the Company, and MidCity, as the sole stockholder of NewCo, have each approved this Agreement, upon the terms and subject to other conditions set forth herein and the Board of Directors of the Company has adopted resolutions recommending that the Company's stockholders approve and adopt this Agreement and the Merger;

     NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, MidCity, NewCo and the Company agree as follows:


                                   ARTICLE 1
                                     MERGER

     1.1 Merger. At the Effective Time (defined in Section 1.6 hereof), (i) NewCo shall merge with and into the Company, (ii) the separate corporate existence of NewCo shall cease, and (iii) the Company shall survive and continue to exist as a Delaware corporation (the Company, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation"). With the prior written consent of the Company (which consent shall not be unreasonably withheld), MidCity may at any time change the method of effecting the combination with the Company (including, without limitation, the provisions of this Article 1) if and to the extent MidCity deems such change to be desirable, including, without limitation, providing for a merger of the Company with another direct or indirect wholly owned subsidiary of MidCity in which the Company remains as the surviving corporation; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to the Company's stockholders as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company's stockholders as a result of receiving the consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Prior Approvals. The parties hereto acknowledge that requisite approvals must be received from or notices must be given to certain federal and state governmental bodies and agencies, including, but not limited to, the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and any other regulatory authorities having jurisdiction (collectively, the "Applicable Governmental Authorities").

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and NewCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and NewCo shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as of the Effective Time as set forth in Exhibit C hereto. As so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The By-laws of the Company shall be amended as of the Effective Time to read in their entirety as the By-laws of NewCo, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation, the By-laws of the Surviving Corporation or by applicable law.

     1.5 Directors and Officers. The directors and officers of NewCo immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL.

     1.6 Effective Date and Time. As soon as practicable following satisfaction or waiver of the conditions set forth in Article 6 hereof, the parties shall file a Certificate of Merger in such form as is required by the DGCL (and reasonably acceptable to MidCity and NewCo) with the Secretary of State of Delaware, and the parties shall take such other actions and make all other filings as may be required by law to effectuate the Merger. The Merger shall become effective upon the filing with and acceptance by the office of the Secretary of State of Delaware of a certificate of merger (the "Certificate of Merger"), or such later date and time as may be set forth in the Certificate of Merger, in accordance with the DGCL. The date on which the Merger shall become effective is referred to as the "Effective Date" and the time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."


                                   ARTICLE 2
                                 CONSIDERATION

     2.1 Merger Consideration.

     (a) Except as provided in Section 2.4, at the Effective Time, (i) each then-outstanding share of common stock, par value $.01 per share, of NewCo (the "NewCo Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") and upon surrender of any certificate formerly representing shares of NewCo Common Stock, the Surviving Corporation shall promptly issue to the owner thereof a certificate representing the shares of Surviving Corporation Common Stock into which such shares of NewCo Common Stock have been converted; (ii) each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), including shares of the Company Common Stock held pursuant to the Company's employee stock ownership plan (the "ESOP") without further action, will cease to be an issued and outstanding share of the Company, and will be automatically converted into and shall become the right to receive Eighteen and 35/100 Dollars ($18.35) in cash, without regard to withholding Taxes (as defined in Section 4.15.2) and without interest, for each share (the "Per Share Price") of the Company Common Stock (the "Merger Consideration") and (iii) all outstanding options (including, but not limited to, those issued under the Company's 1996 Stock Option and Incentive Plan), restricted shares issued under the Company's 1996 Recognition and Retention Plan (the "RRP"), and rights under recognition and retention agreements and similar agreements, together with any related limited rights on shares of the Company Common Stock (singularly, a "Company Stock Option" and collectively, the "Company Stock Options"), shall be canceled on and as of the Effective Time pursuant to Section 2.3 hereof.

     (b) At the Effective Time, each share of Company Common Stock held by the Company (as treasury stock or otherwise) or held by MidCity, NewCo or any wholly-owned direct or indirect subsidiary of MidCity, NewCo or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of MidCity, NewCo, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

     2.2 Effect of Conversion of Shares. After the Effective Time and until surrendered for payment, each outstanding stock certificate which, prior to the Effective Time, represented shares of the Company Common Stock, shall for all purposes represent the right to receive an amount of cash equal to the product of the Price Per Share multiplied by the number of shares represented by such certificate, provided that, in any matters relating to such certificates, MidCity may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of the Company Common Stock at the Effective Time.

     2.3 Stock Option Plans. As promptly as practicable following the date hereof, the Company shall cause each holder of Company Stock Options to enter into a binding agreement (a "Cancellation Agreement") in form and substance reasonably acceptable to MidCity and NewCo evidencing the cancellation of all Company Stock Options held by such holder as of the Effective Time in exchange for an amount (the "Option Payment") in cash equal to the Per Share Price multiplied by the number of vested shares of Company Common Stock represented by the Company Stock Options held by such holder, less the aggregate applicable exercise price for such Company Stock Options and less applicable withholding taxes. Each Cancellation Agreement shall further provide that in consideration of the Option Payment, such holder's rights under any plan or instrument governing the Company Stock Options (collectively the "Option Plans") to any unvested shares of Company Common Stock shall lapse and be of no further effect as of the Effective Time. The surrender of a vested Company Stock Option in exchange for the Option Payment shall be deemed a release of any and all rights the holder had or may have had in the Company Stock Option or under the related Option Plan. The Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans so that on and after the Effective Time, no current or former employee director, consultant or other person shall have any option to purchase shares of Company Common Stock, or any other equity interests in the Company or NewCo under any Option Plan.

     2.4 Dissenting Shares. A "Dissenting Share" shall mean a share of the Company Common Stock held by any person who properly exercises appraisal rights, if any, under the DGCL with respect to such share and does not vote such share for the Merger or consent thereto in writing. The holder of any Dissenting Share shall have the rights provided by Section 262 of the DGCL, subject to the limitations contained in such law. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Price payable in respect of such Dissenting Shares pursuant to Section 2.1.

     2.5 Delivery of Consideration.

     (a) The MidCity National Bank of Chicago ("MCNBC"), or another bank or trust company designated by MidCity and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent") for the benefit of the holders of shares of the Company Common Stock, for the exchange of a certificate or certificates which, immediately prior to the Effective Time, represented shares of the Company Common Stock (the "Certificates") that were converted into the right to receive the Per Share Price pursuant to Section 2.1, all in accordance with this Article 2. MidCity will deposit with the Exchange Agent on the Effective Date the Merger Consideration to be paid in respect of the shares of the Company Common Stock (other than amounts for Dissenting Shares) pursuant to an Exchange Agent Agreement between MidCity, the Company and the Exchange Agent in substantially the form of Exhibit D hereto (together with such reasonable changes thereto as the Exchange Agent may request to facilitate among other things the rights, duties and liabilities of the Exchange Agent thereunder, and the method of accepting and paying for shares of Company Common Stock in connection with the Merger). Any earnings or interest on amounts so deposited shall be the sole property of MidCity and shall be distributed to MidCity from time to time upon its request.

     (b) As soon as possible after the Effective Time, MidCity will instruct the Exchange Agent to mail to each holder of record of the Company Common Stock, addressed to the most current address of such stockholder according to the records of the Company, a letter of transmittal for use in exchanging such holder's Certificate(s) for an amount of cash equal to the product of the Per Share Price multiplied by the number of shares represented by such Certificate(s). If a holder of Certificates formerly representing shares of Company Common Stock surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent, then promptly, and in no event later than five (5) business days after receipt of such Certificates and letter of transmittal (or the Effective Date, if later), the Exchange Agent shall pay to such stockholder the consideration to which such stockholder is entitled pursuant to Section 2.1 hereof with respect to such shares of the Company Common Stock, less all applicable withholding Taxes (as defined in Section 4.15.2). Until so surrendered, each such outstanding Certificate formerly representing shares of the Company Common Stock other than Dissenting Shares shall be deemed for all purposes to evidence solely the right to receive the Merger Consideration to which such stockholder is entitled pursuant to Section 2.1 hereof. If any holder of the Company Common Stock is unable to locate any Certificate evidencing the Company Common Stock such stockholder shall submit to the Exchange Agent an affidavit of lost Certificate and indemnification agreement in form acceptable to the Company and MidCity and, if required by MidCity, a surety bond in an amount equal to the amount to be delivered to such stockholder, in lieu of such Certificate.

     2.6 Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or the exchange of such Certificate that such surrendered Certificate be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of MidCity that such tax either has been paid or is not payable and shall provide such endorsements, stock powers or other documents as the Surviving Corporation or MidCity shall reasonably request.

     2.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfers of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made.

     2.8 Escheat. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a former holder of the Company Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF MIDCITY

        MidCity represents and warrants for itself and NewCo as follows:

     3.1 Organization and Good Standing. Each of NewCo and MidCity is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. MidCity is a bank holding company under the Bank Holding Company Act of 1956, as amended. Each of NewCo and MidCity has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     3.2 Authority; Binding Effect.

         3.2.1 MidCity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MidCity. No other corporate proceedings on the part of MidCity are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MidCity and NewCo and constitutes a valid and binding obligation of MidCity and NewCo, enforceable against MidCity and NewCo in accordance with its terms, subject to the exceptions that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and similar laws affecting creditors' rights generally, (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law, and (iii) approvals of the Applicable Governmental Authorities.

         3.2.2 NewCo has full corporate power and authority to consummate the transactions contemplated hereby in accordance with the terms hereof. The consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and stockholders of NewCo. No other corporate proceedings on the part of NewCo are necessary to consummate the transactions contemplated hereby.

     3.3 No Conflicts. Neither the execution and delivery of this Agreement by MidCity or NewCo, the consummation by NewCo or MidCity of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by NewCo or MidCity with any of the terms or provisions hereof, do or will, after the giving of notice, the lapse of time or otherwise, (i) conflict with, or result in a breach of, or constitute a default under, the charter or the by-laws of NewCo or MidCity, as the case may be, (ii) assuming the consents, approvals, filings, registrations and notices referred to in Section 1.2 hereof are duly obtained or made, violate or conflict with any Federal, state or local law, statute, ordinance, rule, regulation, or court or administrative order or process or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default under, result in the termination of or accelerate the performance required by, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument, commitment or obligation to which NewCo or MidCity, as the case may be, is a party or by which NewCo or MidCity, as the case may be, or any of its rights, properties or assets are subject or bound.

     3.4 Consents and Approvals. Except for (i) consents and approvals of, filings or registrations with or notices to Applicable Governmental Authorities,
(ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), state securities or "blue sky" laws and the filing of a Certificate of Merger as required by the DGCL and (iii) the absence of any notice or response from the United States Department of Justice challenging or prohibiting the consummation of the transactions contemplated by this Agreement, no material consents or approvals of, filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of MidCity or on behalf of NewCo in connection with the execution and delivery of this Agreement or the consummation by MidCity and NewCo of the transactions contemplated by this Agreement. MidCity is not aware of any fact or condition pertaining to MidCity or NewCo that would prevent receipt of any such consents or approvals of Applicable Governmental Authorities.

     3.5 Proxy Materials. The information regarding MidCity, NewCo and MCNBC to be furnished by MidCity and to be contained in the Proxy Materials (as defined in Section 5.11) shall be true in all material respects and shall not, as of the date of mailing of the Proxy Materials (as defined in Section 5.11), contain any false or misleading statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.6 Broker's and Finder's Fee. MidCity has not incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement and MidCity agrees to indemnify and hold the Company harmless with respect to any broker's or finder's fees which any person may claim or assert arising from any express or implied agreement or engagement of MidCity.

     3.7 No Litigation. On the date hereof, there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any commission, agency or other administrative or regulatory body or authority, pending or, to the actual knowledge of MidCity, threatened, against MidCity or NewCo which is reasonably likely to have a Material Adverse Effect on MidCity's ability to consummate the transactions contemplated by this Agreement.

     3.8 No Other Representations or Warranties. No representations or warranties are made by or on behalf of MidCity or NewCo in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance of MidCity or NewCo or their businesses.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company has delivered to MidCity on the date hereof a disclosure schedule (the "Company Disclosure") setting forth the items of disclosure required by this Agreement. The Company Disclosure, attached hereto as Schedules 4.1.4 to 5.2.18, is incorporated herein and made a part of this Agreement and the representations and warranties set forth in this Article 4 are subject to the Company Disclosure. The Company represents and warrants as follows:

     4.1 Organization and Good Standing; Books and Records.

         4.1.1 The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is a bank holding company under the Bank Holding Company Act of 1956, as amended. Damen National Bank ("Subsidiary Bank") is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America. The Company has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in its jurisdiction of incorporation, in Illinois and in each other jurisdiction in which the nature of the business conducted by it or the character or location of the employees or properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure will not have a Material Adverse Effect (as defined below).

         4.1.2 The Company owns 100% of the outstanding capital stock of Subsidiary Bank and Subsidiary Bank owns 100% of the outstanding capital stock of Dasch, Inc. Each of the Company's subsidiaries (each a "Subsidiary" and, collectively, "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to either MidCity or the Company, any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations of such entity on a consolidated basis or on its ability to consummate the transactions contemplated hereby.

         4.1.3 All eligible deposit accounts issued by Subsidiary Bank are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law.

         4.1.4 Schedule 4.1.4 of the Company Disclosure sets forth a true and correct description of each Subsidiary and its jurisdiction of organization. Except as set forth on Schedule 4.1.4 of the Company Disclosure, neither the Company nor any of its Subsidiaries possesses, directly or indirectly, any equity interest in or controls, directly or indirectly, any other corporation, company, joint venture, partnership or other entity.

         4.1.5 No action has been taken, and neither the Company nor any of its Subsidiaries is aware of any proposed or threatened action by any Applicable Governmental Authority, to restrict the operations of the Company or any of its Subsidiaries in any way, to issue a capital or other directive to the Company or any of its Subsidiaries, to subject the Company or any of its Subsidiaries to a supervisory, management, operating or other written agreement, arrangement or understanding or a cease-and-desist order, or to appoint a manager, conservator or receiver for the Company or any of its Subsidiaries.

         4.1.6 The Company has heretofore delivered to MidCity true and complete copies of the charter and by-laws of the Company and its Subsidiaries as in effect on the date hereof. The minute books of the Company and its Subsidiaries constitute complete and correct records of all corporate actions taken by the Board of Directors (and each committee thereof) and the stockholders of the Company and its Subsidiaries. The stock certificate books and the stock record books of the Company and its Subsidiaries are complete and correct in all material respects.

     4.2 Capitalization.

         4.2.1 As of the date hereof, the authorized capital stock of the Company consists of

4,500,000 shares of the Company Common Stock, par value $.01 per share, and 100,000 shares of preferred stock, $.01 par value per share (the "Company Preferred Stock"). As of the date hereof, (i) (a) 3,981,434 shares of Company Common Stock are duly authorized and validly issued and 2,820,154 are outstanding, (b) 1,161,280 shares of Company Common Stock are held in treasury,
(c) 396,750 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Company Stock Options (other than the RRP), (d) 314,902 shares of Company Common Stock are held of record by the ESOP and 233,920 shares held by the ESOP have not been allocated to the accounts of the ESOP participants and (e) 96,015 shares of Company Common Stock are not vested and are reserved for issuance under the RRP, and (ii) no shares of Company Preferred Stock are outstanding. All of the shares of Company Common Stock issued and outstanding or held in treasury are fully paid and non-assessable and are not subject to any preemptive rights of any stockholder. Schedule 4.2.1 of the Company Disclosure sets forth a list of each Company Stock Option outstanding on the date of this Agreement, whether or not fully exercisable, to purchase Company Common Stock, under the Option Plan, which constitute all options heretofore granted or assumed by Company. Schedule 4.2.1 of the Company Disclosure also sets forth with respect to each such Company Stock Option, the Company Stock Option exercise price, the number of shares subject to Company Stock Option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of such Company Stock Option and whether such Company Stock Option is an incentive stock option or a non-qualified stock option. Except as set forth on Schedule 4.2.1 of the Company Disclosure, there are neither outstanding warrants, conversion rights, options, subscriptions, contracts, rights or other arrangements or commitments obligating the Company to issue, transfer or sell any shares of the Company's capital stock, nor outstanding securities, debts, obligations or rights which are convertible into shares of the Company's capital stock. Except as set forth on Schedule 4.2.1 of the Company Disclosure, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Since April 1997, the Company has not granted or awarded, as the case may be, any Company Stock Options other than granting of 7,935 shares of Company Common Stock under the RRP to Albert C. Baldermann.

         4.2.2 The authorized, issued and outstanding capital stock of Subsidiary Bank and the Company's other Subsidiaries is disclosed on Schedule
4.2.2 of the Company Disclosure. All of the capital stock of Subsidiary Bank is owned directly by the Company and all the capital stock of the Company's other Subsidiaries is owned by Subsidiary Bank, in each case free and clear of all liens, claims, security interests, charges or other encumbrances. All of the issued and outstanding capital stock of Subsidiary Bank and the Company's other Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive rights. Except as set forth on Schedule 4.2.2 of the Company Disclosure, there are neither outstanding warrants, conversion rights, options, subscriptions, contracts, rights or other arrangements or commitments obligating Subsidiary Bank or the Company's other Subsidiaries to issue, transfer or sell any shares of its capital stock, nor outstanding securities, debts, obligations or rights which are convertible into shares of such capital stock.

     4.3 Authority; Binding Effect.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly and validly approved by the Board of Directors of the Company and, except for the stockholder approval referenced in Section 5.10 hereof, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated by this Agreement. Subject to approval by the stockholders of the Company of the Merger, this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and similar laws affecting creditors' rights generally, (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law, and (iii) approvals of the Applicable Governmental Authorities.

     (b) The Board of Directors of the Company has duly and validly approved, and taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of, the transactions contemplated by this Agreement, including the Merger, and unanimously resolved that this Agreement is advisable and to recommend that the stockholders of the Company approve and adopt this Agreement. The Board of Directors of the Company, at a meeting duly called and held, has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that the restrictions on "business combinations" set forth in Section 203 of the DGCL do not, and will not, apply to the transactions contemplated by this Agreement, including, without limitation, the Merger.

     (c) In furtherance of the representation given in clause (b) above, the Board of Directors of the Company (at a meeting duly called and held) has by the unanimous vote of all directors present (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) directed that the Agreement be submitted for consideration by the Company's stockholders with their unanimous recommendation that such Merger be approved.

     4.4 No Conflicts. Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by the Company or any of its Subsidiaries with any of the terms or provisions hereof, do or will, after the giving of notice, the lapse of time or otherwise (i) conflict with, result in a breach of, or constitute a default under, the charter or by-laws of the Company or its Subsidiaries, (ii) assuming the consents, approvals, filings, registrations and notices referred to in Section 1.2 hereof are duly obtained or made, violate or conflict with any Federal, state or local law, statute, ordinance, rule, regulation, or court or administrative order or process, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default under, result in the termination of or accelerate the performance required by, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument, commitment or obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their rights, properties or assets are subject or bound, or (iv) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security interest or any other rights or other adverse interest upon any right, property or asset of the Company or its Subsidiaries.

     4.5 Consents and Approvals. (i) Except for consents and approvals of, filings or registrations with or notices to the Applicable Governmental Authorities, (ii) except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" laws and the filing of a Certificate of Merger as required by the DGCL, and (iii) except as set forth on Schedule 4.5 of the Company Disclosure, no consents or approvals of, or filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary in connection with the execution and delivery of this Agreement or for the consummation by the Company of the transactions contemplated by this Agreement. The Company is not aware of any fact or condition pertaining to the Company or any of its Subsidiaries that would prevent receipt of any such consent or approval of a third party, governmental body or authority.

     4.6 Compliance with Laws; Governmental Regulation.

         4.6.1 The Company and its Subsidiaries hold all licenses, certificates, permits, franchises, authorizations, and rights (collectively, the "Permits") from all appropriate Federal, state, or other public authorities necessary for the lawful conduct in all material respects of their businesses and ownership of their properties including all Permits required under applicable Environmental Laws (as defined in Section 4.21 hereof). The Company and its Subsidiaries have complied, and are currently in compliance, in all material respects, with all Federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their properties or the conduct of their businesses, including, but not limited to, all applicable Federal and state banking laws, Federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices and fair labor standards. Except as set forth on Schedule 4.6.1 or as previously disclosed in writing to MidCity, none of the Company or its Subsidiaries has, during the last three years, received any notice of such violation, and does not know of any reason for the assertion of a violation, of any of the above.

         4.6.2 Neither (i) the Company or its Subsidiaries has received within the preceding 24 months a rating, pursuant to the requirements of the Federal Community Reinvestment Act of 1977, as amended (12 U.S.C. Section Section 2901-2907), of either "needs to improve" or "substantial noncompliance" pursuant to 12 U.S.C. Section Section 22906 (b)(2)(C) and (D), or been advised that a rating is forthcoming indicating that the Company or any of its Subsidiaries does not have an acceptable record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of such institution, nor (ii) has an application submitted by the Company or its Subsidiaries to the appropriate federal regulatory agency, which application involves an assessment of the performance of the Company or its

Subsidiaries in meeting the credit needs of its community or communities, not been approved or has been delayed because of an unacceptable record in meeting such credit needs.

         4.6.3 Neither the Company nor its Subsidiaries is a party to any written order, agreement or memorandum of understanding with any Federal, state or other public authorities charged with the supervision or regulation of financial institutions, savings and loans or engaged in the insurance of deposits which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies or its management.

         4.6.4 No Subsidiary of the Company has been advised by any federal regulatory agency that it is or may be in violation of the Equal Credit Opportunity Act or Fair Housing Act.

     4.7 SEC Reports and Financial Statements. The Company has delivered to MidCity consolidated audited financial statements of the Company and its Subsidiaries, which includes the audited statements of financial condition, statements of earnings, changes in stockholders' equity, and cash flows, all of a consolidated basis for the years ended September 30, 1995, 1996, 1997, and 1998 (the "Company Financial Statements"). All such financial statements have been audited by Cobitz, VandenBerg & Fennessy, independent certified public accountants, whose report thereon is included with such Financial Statements. The Company has delivered to MidCity the consolidated statements of financial condition and statements of earnings of the Company and its Subsidiaries, as at, and for the quarter ended, December 31, 1998 (the "Company Interim Financial Statements"). All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except for changes, if any, required by generally accepted accounting principles or regulatory instructions or interpretations and disclosed therein) for the periods covered and the financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries for the periods covered as of their respective dates, except that the Company Interim Financial Statements are subject to normal year-end adjustments. As of the date hereof, there has been no material adverse change in the Company's or Subsidiary Bank's tangible, core or risk-based capital levels from the levels stated in the Company Interim Financial Statements.

     4.8 Absence of Certain Changes or Events. Since September 30, 1998 to the date hereof, the business and affairs of the Company and its Subsidiaries have been conducted and carried on only in the ordinary and regular course, except for responding to the proxy contest related to the Company's annual election of directors launched by Paul J. Duggan and his affiliates. Except as disclosed in the Company Interim Financial Statements or the Company Disclosure, there has not been:

         4.8.1 any material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of the Company and its Subsidiaries or in the relationships of the Company or its Subsidiaries with respect to employees, creditors, suppliers, distributors, licensees, customers or others with whom it has business relationships and no fact or condition exists which is likely to have a Material Adverse Effect on the Company or its Subsidiaries;

         4.8.2 any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock (other than the quarterly dividends of $.12 per share declared on October 20, 1998 (and paid on November 16, 1998) and January 19, 1999 (and paid on February 16, 1999) for the quarters ended September 30, 1998 and December 31, 1998, respectively) or any repurchase, redemption or other acquisition thereof or any agreement to do so, except for the repurchase by the Company of 137,000 shares of common stock for an average cost of $14.43 per share;

         4.8.3 any amendment or any termination of any material contract to which the Company or its Subsidiaries is a party;

         4.8.4 any purchase or other acquisition or sale, mortgage, pledge or other disposition of any of the Company's or any of its Subsidiaries' properties or assets, except for the purchase or other acquisition or sale or other disposition of property in the ordinary and regular course of business;

         4.8.5 any change, amendment or other modification made in the charter or by-laws of the Company or its Subsidiaries; 4.8.6 any changes made in the accounting methods or practices of the Company or its Subsidiaries;

         4.8.7 any (i) grant by the Company or its Subsidiaries to any officer of the Company or its Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of September 30, 1998 or as were made in the ordinary course of business consistent with past practice or
(ii) any grant by the Company or its Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of September 30, 1998; or

         4.8.8 any agreement to take any of the actions specified in the preceding subsections 4.8.2 through 4.8.7.

     4.9 Loan Portfolio; Reports.  As of the date hereof, except as set forth on
Schedule 4.9 of the Company Disclosure, all evidences of indebtedness reflected as assets on the September 30, 1998 Company Financial Statements are in all material respects binding obligations of the respective obligors named therein and no material amount thereof is subject to any defenses which may be asserted against the Company or its Subsidiaries.

     4.10 Regulatory Examinations. The last three (3) examinations of the Company and its Subsidiaries by any Applicable Governmental Authorities prior to the date of this Agreement were performed as of the dates described on Schedule
4.10 of the Company Disclosure. If the Company or any of its Subsidiaries was notified of any deficiencies as a result of said examinations or any prior examinations by any Applicable Governmental Authority, it has taken action to correct such deficiency, which action to their knowledge is to the satisfaction of such Applicable Governmental Authority, and they have not received notice of any kind that such action is inadequate, and if any changes in operating methods or organization were required by reason of such examinations, or such other examinations, such changes have been made.

     4.11 Properties and Assets.

          4.11.1 Schedule 4.11.1 of the Company Disclosure sets forth a list of all real property owned or leased by the Company and its Subsidiaries.

          4.11.2 The Company and its Subsidiaries have good (and as to owned real property, marketable) title to all assets and properties, whether real or personal, tangible or intangible, including, without limitation, all material assets and properties reflected as owned in the Company Interim Financial Statements or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since such financial statements), free and clear of all encumbrances, liens, claims, charges, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such financial statements or incurred in the ordinary course of business after the date of such financial statements, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not material to the value of the assets and properties of the Company or its Subsidiaries, and which do not materially interfere with or impair the present, intended and continued use of any such property or asset. As of the date hereof, Schedule 4.11.2 of the Company Disclosure identifies each parcel of real estate including the legal description thereof that is owned or has been acquired by the Company or its Subsidiaries in a foreclosure or similar action and is currently being held by the Company or its Subsidiaries for disposition as required by law and the date that each such parcel of real estate was acquired by the Company or its Subsidiaries. To the best of the Company's knowledge, as of the date hereof, except as identified on Schedule 4.11.2 of the Company Disclosure, all properties of the Company and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted) and, at the time of origination of the loan that related to each property acquired through foreclosure, such property conformed in all material respects with all applicable ordinances, regulations and zoning laws.

          4.11.3 The Company has provided for inspection by MidCity true and correct copies of surveys and the lender's title insurance policies and title opinions issued in connection with each parcel of real property owned by the Company or its Subsidiaries. The Company represents and warrants that nothing has been done to impair the state of title to any of the parcels of owned real property. All "alterations" (as such term is defined in the Americans With Disabilities Act and the regulations issued thereunder (collectively, "ADA")) to the Company's facilities including, without limitation, automatic teller machines (collectively, the "Facilities") undertaken after January 26, 1992 comply in all material respects with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective as of January 26, 1992, all plans and designs for new construction to be utilized by the Company and its Subsidiaries complied and continue to comply with ADA and ADAAG in all material respects. The Company warrants that after due inquiry, there are no material investigations, proceedings, or complaints, formal or informal, pending or overtly threatened against the Company or its Subsidiaries in connection with the Facilities under ADA, ADAAG, or any local, state or federal law concerning accessibility for individuals with disabilities.

     4.12 No Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, due or to become due, actual, contingent, accrued or otherwise) which would be required in accordance with generally accepted accounting principles, consistently applied, to be set forth in a balance sheet or in the footnotes thereto of either the Company or any of its Subsidiaries on a stand-alone basis, except liabilities incurred since October 1, 1998 in the ordinary course of business and in accordance with past practices.

     4.13 Legal Proceedings. Except as set forth on Schedule 4.13 of the Company Disclosure, there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any commission, agency or other administrative or regulatory body or authority, pending or, to the Company's Knowledge, threatened, against or affecting the properties, assets, rights or business of the Company or any of its Subsidiaries challenging the validity or propriety of any of the transactions contemplated by this Agreement. The Company knows of no basis for any such litigation, proceeding or investigation. Neither the Company nor any of its Subsidiaries is, or has been within the last 24 months, a party to, or bound by, any existing or proposed order, judgment, decree, writ, injunction or arbitration award which Materially Adversely Effects, or reasonably might be expected to affect in any material respect, the business, financial condition, results of operation, properties, assets, liabilities or prospects of or their ability to conduct their business as it is currently being conducted or their ability to acquire property or conduct business in any area in which they currently do business.

     4.14 Certain Contracts.

          4.14.1 Except as disclosed on Schedule 4.14.1 of the Company Disclosure and except for any other agreements entered into without violating the provisions of Section 5.2, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement, contract, or indenture relating to the borrowing of money by the Company or any of its Subsidiaries, excluding borrowings made in the normal course of business in a manner and amount consistent with past practices; (ii) any lease or license with respect to any real property where the Company or any of its Subsidiaries is the lessor; (iii) any agreement that is not terminable on less than 30 days written notice by the Company or any of its Subsidiaries, as the case may be, but excluding deposit account contracts; (iv) any contract, commitment, agreement or other instrument or arrangement made in the ordinary course of business which involves annual payments of more than $5,000 or aggregate future payment of more than $20,000, but excluding deposit account contracts; (v) any contract, commitment, agreement or other instrument or arrangement which is material to the business, financial condition, results of operations, properties, assets, liabilities or prospects of the Company or any of its Subsidiaries and which was entered into other than in the ordinary course of business; (vi) any contract, commitment, agreement or other instrument or arrangement which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any persons; or (vii) any collective bargaining agreement.

          4.14.2 Each of the contracts, commitments, agreements or other instruments or arrangements described on Schedule 4.14.1 of the Company Disclosure pursuant to this Section 4.14 hereof is valid, binding and enforceable against the Company or any of its Subsidiaries, as the case may be, and no breach, default or condition (which condition, with notice or the passage of time or both, could become a breach or default) by the Company or any of its Subsidiaries, or, to the Company's Knowledge, any third party, exists with respect to any such contract, commitment, agreement or other instrument or arrangement, except for any such breach, default or condition that would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Company's Knowledge" means the knowledge, after due inquiry, of any director or executive officer of the Company or any of its Subsidiaries.

     4.15 Taxes and Tax Returns.

          4.15.1 The Company has made available to MidCity true and correct copies of the federal income tax and information returns, state income, franchise or bank returns, state sales tax returns and any other material federal, state, local or foreign tax returns filed by the Company and its Subsidiaries for each of the fiscal years ended September 30, 1995, 1996, 1997 and 1998. The Company and any of its Subsidiaries have duly and timely filed (and until the Effective Date will so file) all returns, declarations, reports, information returns, statements and other material (the "Returns") required to be filed or sent by or with respect to any of them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Date will so pay) all Taxes due and payable in respect of the periods covered by such Returns other than Taxes or other charges which are being contested in good faith (and which are disclosed on Schedule 4.15.1 of the Company Disclosure). All Returns of the Company and its Subsidiaries that are open to potential audit or examination by a taxing authority are true and correct in all material respects. The Company and its Subsidiaries have established (and until the last day of the calendar month preceding the Effective Date will establish) on their books and records reserves that are adequate for the payment of all accrued Taxes not yet due and payable, whether or not disputed, with respect to the periods covered thereby. The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are neither audits or other administrative or court proceedings currently pending, any other disputes pending, or claims asserted for, Taxes or assessments upon the Company or any of its Subsidiaries, nor any currently outstanding waivers or comparable consents given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns. There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets of the Company or any of its Subsidiaries. No claim is currently pending or has been made in the last three (3) years by any authority or in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

          4.15.2 For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any foreign or domestic Federal, state or local taxing authority upon the Company or its Subsidiaries.

          4.15.3 The Company and its Subsidiaries have complied in all material respects with all applicable laws, statutes, rules and regulations regarding taxpayer identification number verification and related backup withholding, if applicable.

     4.16 Insurance. The Company and its Subsidiaries are, and continuously since at least September 30, 1995 have been, insured against all risks and in such amounts normally insured against by companies of the same type and in the same line of business. All of the insurance policies or bonds maintained by the Company and its Subsidiaries as of the date of this Agreement are listed on
Schedule 4.16 of the Company Disclosure with the policy number, type and amount of coverage, term, expiration date and premium and are in full force and effect. Neither the Company nor its Subsidiaries (i) is in default thereunder in any respect or (ii) has received any notice of cancellation or intended cancellation of any such insurance policy or bond. All material claims thereunder have been filed in a timely fashion.

     4.17 Fiduciary Responsibilities. Each of the Company and its Subsidiaries has performed all of its duties as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     4.18 Employees and Employee Benefit Plans.

          4.18.1 The Company and its Subsidiaries (i) are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Workers Adjustment Retraining Notification Act) in each case, with respect to employees and former employees of the Company and its Subsidiaries, (ii) have withheld from the wages, salaries and other payments to the employees, former employees, directors and former directors of the Company and its Subsidiaries, and have filed all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes, in compliance with the tax withholding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and all applicable federal, state and local laws, rules and regulations and (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing or unemployment compensation benefits, social security or other benefits for employees or former employees of the Company and its Subsidiaries.

          4.18.2 Schedule 4.18.2 of the Company Disclosure contains a true and complete list of each compensation, consulting, employment, termination or collective bargaining agreement, each stock option, stock purchase, stock appreciation right, recognition and retention agreement, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement, or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or any ERISA Affiliate (as defined in Section 4.18.4) or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which the Company or any ERISA Affiliate maintains, to which the Company or any ERISA Affiliate contributes or is obligated to contribute, or under which any employee, former employee, director or former director of the Company or any ERISA Affiliate is covered or has benefit rights and pursuant to which any liability of the Company or any ERISA Affiliate exists or is reasonably likely to occur (the "Plans"). The term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.

          4.18.3 (i) Each Plan is in compliance in all material respects with applicable law and has been administered and operated in all material respects in accordance with its terms; (ii) each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company's Knowledge, no event has occurred and no condition exists which could reasonably be expected to adversely affect the qualified status of any such Plan; (iii) no Plan is subject to Title IV of ERISA, or to Section 412 of the Code; (iv) neither the Company nor its Subsidiaries nor any Plan fiduciary has engaged in any "prohibited transactions" as defined in Code Section 4975(c) or described in ERISA Section 406, or in any breach of fiduciary duty under ERISA; (v) no material liability, claim, action or litigation has been made, commenced or, to the Company's Knowledge, threatened with respect to any Plan involving any employees of the Company or any of its Subsidiaries (other than for benefits payable in the ordinary course); (vi) no Plan is a multiemployer plan, and neither the Company nor any ERISA Affiliate has ever been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA; (vii) neither the Company nor any of its Subsidiaries has been advised by any multiemployer plan that it has any withdrawal liability under Section 4201 or 4204 of ERISA with respect to any multiemployer plan, nor is the Company or any of its Subsidiaries aware of any such withdrawal liability nor has the Company or any of its Subsidiaries engaged in a transaction that could subject any of them to liability under Title IV of ERISA; (viii) except to the extent described in
Schedule 4.18.3 of the Company Disclosure, there is no contingent liability with respect to any post-retirement benefit under any employee welfare benefit plan, other than health plan continuation coverage described in Part 6 of Title I of ERISA; (ix) except to the extent described in Schedule 4.18.3 of the Company Disclosure, neither the Company nor any ERISA

Affiliate has any liability for excise taxes under Code Section 4999, and the transactions contemplated by this Agreement will not directly or indirectly trigger the payment of any "excess parachute payments" as defined in Code
Section 280G; (x) no compensation arrangement or Plan of the Company or any ERISA Affiliate has given rise to or will give rise to any liability under Code
Section 162(m); and (xi) all contributions required to be made to any Plan have been timely made or properly accrued for on the financial statements of the Company and its ERISA Affiliates.

          4.18.4 For purposes of this Agreement, "ERISA Affiliate" shall mean any corporation, person or trade or business which is a member of a controlled group, a group of trades or businesses under common control with the Company, or an affiliated service group within the meaning of Section 414 of the Code, and, if applicable, Sections 4001(a)(14) and (b) of ERISA.

          4.18.5 Except as set forth on Schedule 4.18.5 of the Company Disclosure, neither the execution of nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries (or any of their dependents or beneficiaries) to severance pay, unemployment compensation or any other payment, benefit or award, or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such person.

          4.18.6 As to each Plan, the Company has provided MidCity with a copy
(i) of the Plan and any related funding instrument, with all amendments; (ii) the summary plan description or other general description for participants and each summary of material modification; (iii) each filing made with the Securities and Exchange Commission ("SEC"); (iv) the three most recent annual reports (Form 5500 Series) and/or other financial statements for the three most recent years; (v) any communication from a government entity relating to any item under investigation; (vi) any insurance, administrative or other third-party agreement; (vii) any determination letter or exemption letter; and
(viii) any agreement with a participant.

     4.19 SEC and Depositor Reports. (a) The Company has made available to MidCity a complete copy of all materials of the following types which have been generated since September 30, 1995: (i) each final registration statement, offering circular, private placement memorandum, report, schedule and proxy statement filed by the Company or any of its Subsidiaries with the Applicable Governmental Authorities; (ii) each material communication mailed by the Company or any of its Subsidiaries to its stockholders in their capacities as stockholders; and (iii) each material communication mailed by the Company or any of its Subsidiaries to their depositors. Each registration statement, offering circular, private placement memorandum, report, schedule, proxy statement or communication referred to in clauses (i), (ii) or (iii) above, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The Company has timely filed all required forms, reports, schedules and registration statements and documents with all applicable Governmental Authorities, including (without limitation) the SEC since September 30, 1995 (such SEC filings being the "SEC Reports"), and each of the SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder) and the other reports have complied in all material respects with the statutes, rules and regulations applicable to such filings. The Company has delivered to MidCity, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1998, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since September 30, 1995 and (iii) all other SEC Reports filed by the Company with the SEC since September 30, 1995. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to MidCity a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     4.20 Affiliate Transactions. Schedule 4.20 of the Company Disclosure sets forth all contracts, loans or other transactions of the Company or any of its Subsidiaries with any officer or director since September 30, 1996 required to be disclosed pursuant to any rule or regulation of any Applicable Governmental Authorities, including Regulation O promulgated by the FRB. Except as set forth on Schedule 4.20 of the Company Disclosure, no executive officer, director or principal stockholder of the Company or any of its Subsidiaries (or any of their affiliates) (i) has any loan, credit or other contractual arrangement outstanding with the Company or any of its Subsidiaries, or (ii) has any material interest in any material property (real or tangible) used in or pertaining to the business of the Company or any of its Subsidiaries. Schedule
4.20 of the Company Disclosure sets forth, as to all transactions referred to therein, the amounts thereof and the obligor or obligers thereon and identifies the agreements or instruments evidencing the transactions, true and complete copies of which have been made available to MidCity.

     4.21 Environmental Matters. (a) For purposes of this Section 4.21, the following terms shall have the indicated meaning:

          "Branch Property" means all real property presently or formerly owned or operated by the Company or any Subsidiary on which the main office, branches or facilities are or were located.

          "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any governmental entity, now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (x) the following statutes, each as amended: (i) the federal Clean Air Act; (ii) the federal Water Pollution Control Act; (iii) the federal Solid Waste Disposal Act ("SWDA"); (iv) the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); (v) the federal Toxic Substances Control Act; (vi) the federal Occupational Safety and Health Act; (vii) the federal Emergency Planning and Community Right-to-Know Act; (viii) the federal Safe Drinking Water Act; (ix) the Federal Insecticide, Fungicide and Rodenticide Act; and (y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, including, without limitation (i) any "hazardous substance" as defined in CERCLA, (ii) any "hazardous waste" as defined in SWDA, and (iii) any toxic waste, pollutant, contaminant, toxic substance, special waste or petroleum, crude oil or any fraction, derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls ("PCBs").

          "Real Property" means the Branch Property, all real property classified by the Company or any Subsidiary as other real estate owned ("OREO") and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company or any Subsidiary currently or formerly has exercised dominion, management or control.

          "Release" shall have the meaning set forth in Section 101(22) of CERCLA, 42-USC Section 9601(22).

          (b) Except as set forth on Schedule 4.21 of the Company Disclosure, or as would not individually or in the aggregate have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws; (ii) to the Company's Knowledge, the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law and no Release of any Hazardous Substance has occurred or, to the Company's Knowledge, is threatened to occur at, upon or under any of the Real Property; (iii) neither the Company nor any Subsidiary has received any written notices, demand letters or written requests for information from any governmental entity or any third party indicating that the Company or such Subsidiary may be in violation of, or liable under any Environmental Law or that the Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law; (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary with respect to the Company or any of its Subsidiaries or the Real Property (which with respect to any Real Property previously but not currently owned by the Company, shall be the Company's Knowledge) relating to any violation or liability, or alleged violation or liability, of or arising under any Environmental Law; (v) no reports have been filed, or are required to be filed, by the Company or any subsidiary of the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property; (vi) to the Company's Knowledge, there are no underground storage tanks on, in or under any of the Branch Property and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by the Company or any of its Subsidiaries; and (vii) to the Company's Knowledge, neither the Company nor any Subsidiary has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the Company's Knowledge, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

          (c) All environmental audits, analyses or surveys of Real Property have been made available to MidCity for its review.

          (d) There are no permits, registrations, notifications or licenses required under any Environmental Law in respect of the Branch Property presently operated by the Company or any Subsidiary or in respect of any OREO presently held by the Company or to the Company's Knowledge in respect of any real property held as trustee or in any other fiduciary capacity, that are not held and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.22 Quality of Assets. Except as set forth on Schedule 4.22 of the Company Disclosure, and to the Company's Knowledge, the principal due and interest accrued on the outstanding loans reflected as assets on the December 31, 1998 Company Financial Statements are, in the aggregate collectible in full, less the amount of the "Allowance for Losses" reflected therein. The Company has disclosed on Schedule 4.22 of the Company Disclosure all amounts of loans (by reference to loan number and not customer name) or other assets of the Company and its Subsidiaries that have been classified as of the date hereof by management of Subsidiary Bank as "Special Mention," "Substandard," "Doubtful," "Loss," "Other Real Estate Owned" or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). No material amounts of loans or other assets that have been classified as of the date hereof by any regulatory examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans), are excluded from the amounts disclosed as so classified by management of the Company or any of its Subsidiaries as described in the preceding sentence.

     4.23 Policies and Procedures. The Company has made available to MidCity a complete and correct copy of Subsidiary Bank's loan and investment policy, underwriting guidelines and appraisal guidelines, as in effect on the date hereof including such policies as may be set forth in the minutes of the meetings of the Company's and its Subsidiaries' Board of Directors (the "Policy"). There are no other written policies, manuals, directives or guidelines relating to the present conduct of lending, investment or borrowing activities by the Company or any of its Subsidiaries. The Company and any of its Subsidiaries are conducting their lending, investment or borrowing activities in all material respects in accordance with the Policy.

     4.24 Fees. Except for fees of Keefe, Bruyette & Woods, Inc. (whose fees and expenses have been disclosed in writing to MidCity and will be paid by the Company in accordance with the Company's agreement with such firm), neither the Company nor any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.25 Vote Required. The affirmative vote of the holders of a majority of issued and outstanding shares of the Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.26 Indemnification. Except as set forth on Schedule 4.26 of the Company Disclosure, neither the Company nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company.

     4.27 Antitakeover Provisions Inapplicable. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement, is sufficient to render (i) the restrictions on business combinations set forth in Section 203 of the DGCL and
(ii) the supermajority stockholder vote requirements set forth in Articles FOURTH, EIGHTH AND TENTH of the Company's Certificate of Incorporation irrevocably inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the Company's Knowledge, other than the RRP and the ESOP, there are no other stockholder, voting trust or other similar agreements restricting the voting or transfer of the shares of Company Common Stock.

     4.28 Power of Attorney. No power of attorney or similar authorization given by either the Company or its Subsidiaries is currently outstanding other than powers of attorney issued in the ordinary course of business with respect to routine matters.

     4.29 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Proxy Materials or (ii) any other document filed or to be filed with the SEC or any other governmental entity in connection with the Merger will, at the respective times that they or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of the Company

Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.30 Labor Matters. Except as set forth on Schedule 4.30 of the Company Disclosure, no employees of the Company or any of its Subsidiaries are represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certifications, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company's Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

     4.31 Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, trademarks, trade names, trade dress, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, which, individually or in the aggregate, could have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way with any patent, license, trademark, trade dress, trade name, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect. There are no infringements of any proprietary rights owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither the Company nor any Subsidiary has licensed or otherwise authorized the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

     4.32 Year 2000 Matters. Schedule 4.32 of the Company Disclosure summarizes the status of the Company's dealings and communications with third-party service providers with respect to ensuring that all computer systems used in connection with its business (the "Company Systems") do not, or will not following modification thereof, be deficient with respect to formatting for the computer programming problem commonly referred to as the "Year 2000 Problem" and that such third-party service providers and the Company Systems are, or will be, following modification thereof in material compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. The Company has made available to MidCity copies of all correspondence between the Company and its third-party service providers concerning Year 2000 Problem compliance relating to the Company Systems. Except as set forth in Schedule 4.32 of the Company Disclosure, the Company has no other contracts with, or commitments to, any third-party with respect to the Company Systems. All issues and modifications, if any, regarding Year 2000 Problem compliance by the Company with respect to the Company Systems have been resolved and undertaken and, will in the future be resolved and undertaken, by third-party service providers and the Company. The Company is not aware of any inability on the part of any customer of or service provider to the Company's business to timely remedy their own deficiencies in respect to the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

     4.33 Full Disclosure. No representation or warranty made by the Company herein, and no written statement, affidavit, document, instrument or certificate furnished by it or on its behalf pursuant hereto or in connection herewith, including, without limitation, the Proxy Materials, contains any false or misleading statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

     5.1 Conduct of the Business of the Company and Subsidiaries. During the period from the date of this Agreement to the Effective Time, the Company covenants as follows:

         5.1.1 The Company shall and shall cause its Subsidiaries to conduct their business and engage in transactions only in the ordinary course and consistent with prudent banking practice;

         5.1.2 The Company shall and shall cause its Subsidiaries to use their commercially reasonable efforts to maintain all of their assets in good operating condition and repair subject to ordinary wear and tear, and maintain insurance upon all of their assets;

         5.1.3 Except as otherwise previously consented to or approved by MidCity in writing or as contemplated or required by this Agreement, the Company will not (and will cause its Subsidiaries not to) take any action that would cause any of its representations or warranties contained in this Agreement to not be true and correct at the Effective Time; and

         5.1.4 The Company will and will cause its Subsidiaries to use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and MidCity the present services of the employees of the Company and its Subsidiaries and (iii) preserve for itself and MidCity the good will of the customers of the Company and its Subsidiaries and others with whom business relationships exist.

     5.2 Negative Covenants. The Company agrees that from the date hereof to the Effective Time, except as otherwise approved by MidCity in writing (which approval shall be given if at all, no earlier than two business days after actual receipt by MidCity of a request for approval) or as contemplated or required by this Agreement, it will not and it will not permit any of its Subsidiaries to:

         5.2.1 change any provision of its charter or by-laws or any similar governing documents;

         5.2.2 change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than to declare and pay in accordance with its past practices a quarterly dividend not to exceed $.12 per share of Company Common Stock for quarters ending on or after March 31, 1999) or redeem or repurchase or otherwise acquire any shares of such capital stock (other than pursuant to the exercise of stock options granted under the Option Plan which are outstanding on the date hereof, the ESOP, the RRP or any qualified retirement plan sponsored by the Company as in existence on the date hereof, each in the ordinary course of business consistent with past practices);

         5.2.3 materially increase or decrease the number of its employees or grant any severance or termination pay (other than as required pursuant to agreements or policies in effect on the date hereof and disclosed pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its current or former directors, officers, employees, consultants or independent contractors; adopt any new director, officer, employee, consultant or independent contractor benefit plan or arrangement of any type; or award any increase in compensation or benefits to its current or former directors, officers, employees, consultants or independent contractors except for normally scheduled increases in compensation for employees who are not officers which are made in the ordinary course of business consistent with past practice;

         5.2.4 enter into any transaction or incur or agree to incur any obligation or liability, except (i) liabilities incurred and obligations entered into in the ordinary course of business consistent with past practices (including legal and other professional services) and (ii) for fair and reasonable legal services in connection with this Agreement and the transactions contemplated hereby;

         5.2.5 except as recommended by a regulatory authority and reported to MidCity change its lending, investment, liability, management and other material policies concerning its banking business, unless required by statute, regulation or order;

         5.2.6 incur or commit to any capital expenditures which exceed $10,000 individually or $25,000 in the aggregate;

         5.2.7 except as expressly contemplated by this Agreement or except as provided on Schedule 5.2.7 of the Company Disclosure or except in the ordinary course of business in accordance with past practices, sell, assign, transfer, pledge, mortgage or otherwise dispose of (i) any loans made prior to the date hereof, (ii) any investment from the respective investment portfolios, or (iii) any assets;

         5.2.8 make, or commit to make, any loan or other extension of credit except for (i) loans or extensions of credit made pursuant to binding commitments of the Company on the date hereof and set forth on Schedule 5.2.8 of the Company Disclosure, (ii) residential and one-to-four family residential real estate loans not in excess of the Federal National Mortgage Association (FNMA or Fannie Mae) or the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac) limits, as the case may be, per loan made in accordance with past practices and as long as the Company receives a first mortgage on the underlying property, the loan to value ratio is not greater than 80% and other prudent steps are take to document and ensure the Company's first priority mortgage lien on the applicable property (provided, that the Company delivers to MidCity bimonthly written notice of the numbers and status of such loans and extensions of credit); (iii) commercial real estate loans not in excess of $175,000 per loan made in accordance with past practices and so long as the Company receives a first mortgage on the underlying property, the loan to value ratio is not greater than 80% and other prudent steps are taken to document and insure the Company's first priority mortgage lien on the applicable property (provided, that the Company delivers to MidCity bimonthly written notice on the number and status of such loans and extensions of credit); and [(iv)] other loans and extensions of credits to which the Company has received the consent of MidCity;

         5.2.9 purchase or make any commitment to purchase any participation in any loan, except for refinancings of outstanding loans in the ordinary course of business, which is secured by undeveloped land or not consistent with prudent banking practice;

         5.2.10 invest its funds other than in Federal funds and securities of the United States Government or instrumentalities or agencies thereof with maturities of three years or less;

         5.2.11 increase the rate of interest offered for time and demand deposits to customers of Subsidiary Bank other than increases consistent with increases offered by competitive institutions and otherwise consistent with prudent banking practices;

         5.2.12 except as set forth on Schedule 5.2.12 of the Company Disclosure, discharge or satisfy any lien or encumbrance or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) in whole or in part other than in the ordinary course of business and consistent with prudent banking practice;

         5.2.13 commit any act or omission which constitutes a material breach or default under any contract or license to which the Company or any of its Subsidiaries is a party or by which it or any of its properties is bound;

         5.2.14 fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it or the conduct of its business in a manner material and adverse to its business, or take any action to cause the termination or cancellation by the FDIC of insurance in respect of Subsidiary Bank's deposits;

         5.2.15 make any change in the method of accounting from the method currently applied;

         5.2.16 pledge or otherwise commit to make any contributions or donations to any political, charitable, social or other committee, group, association or organization, other than as disclosed on Schedule 5.2.16 of the Company Disclosure;

         5.2.17 file any applications or enter into any contract, agreement, commitment or understanding with respect to branching or site location or relocation;

         5.2.18 cancel, change or reduce the insurance coverage of any policy to which it is the named insured, or omit to pay any premiums thereunder, other than as disclosed on Schedule 5.2.18 of the Company Disclosure;

         5.2.19 waive any material rights or claims against any person or persons, except with respect to any acceptance of prepayments of loans in anticipation of other financings, refinancings, foreclosures, workouts of loans and other negotiations of loans;

         5.2.20 commence any foreclosure proceeding, workout or other renegotiation of outstanding loans;

         5.2.21 except as required in accordance with the exercise of the Board of Directors' fiduciary duties or as otherwise required by law, and except as contemplated by this Agreement, convene any meeting of the Company's stockholders, or determine to submit any matter for stockholder action, except to provide for the approval of this Agreement and the Merger or to conduct other usual and customary business at the annual stockholders' meeting.

         5.2.22 take any action, or knowingly omit to take any action, that would or that would reasonably be expected to, (i) result in any of the conditions to closing set forth in Article 6 not being satisfied, (ii) delay or adversely affect the ability of the Company to obtain any approvals required to permit consummation of the Merger, or (iii) adversely affect its ability to perform its obligations under this Agreement; and

         5.2.23 authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.3 No Solicitation. The Company shall, and shall cause its executive officers, directors, authorized representatives and authorized agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it permit any of its executive officers, directors, authorized representatives or authorized agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal; or (iii) agree to or enter into any agreement with respect to any Takeover Proposal; provided, however, that if, at any time prior to the approval by the Company's stockholders of this Agreement, the Board of Directors of the Company determines in good faith, after receipt of a written opinion from Hinshaw & Culbertson, that its fiduciary responsibilities to the Company's stockholders under applicable law would so require, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, furnish information with respect to the Company to any person pursuant to a confidentiality agreement on terms no less restrictive than those contained in that certain Confidentiality Agreement dated October 23, 1998 between MidCity and Keefe, Bruyette & Woods, Inc. For purposes of this Agreement, "Takeover Proposal" means (x) any bona-fide cash proposal from any third party relating to a direct or indirect acquisition of the shares of Company Common Stock, a cash tender or exchange offer for the shares of Company Common Stock then outstanding, or a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in each case at a per share price in cash higher than the Per Share Price and for which financing, to the extent required, is in the good faith judgment of the Board of Directors of the Company reasonably capable of being obtained by such third party, and in each case other than the transactions contemplated by this Agreement or (y) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to MidCity of the transactions contemplated by this Agreement. The Company shall promptly inform MidCity of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of a Takeover Proposal, and furnish to MidCity a copy of any such written inquiry; provided, however, that the Company may not, in any event, provide to such person any information which it has not provided to MidCity. The Company shall promptly notify MidCity orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section shall not prohibit accurate disclosure by the Company in any document, including the Proxy Materials (as defined below), or other disclosure in each case to the extent required by applicable law if, in the opinion of the outside counsel to the Company, disclosure is required under applicable law as to transactions contemplated hereby.

     5.4 Current Information. During the period from the date of this Agreement to the Effective Time, the Company shall (i) cause one or more of its officers or other appropriate representatives to confer on a regular and frequent basis (not less frequently than monthly until a more frequent schedule is requested by MidCity and thereafter not less frequently than weekly) with representatives of MidCity and to report the general status of the ongoing operations of the Company and its Subsidiaries; (ii) promptly notify MidCity of any material change in the normal course of business or in the operation of the properties of the Company and its Subsidiaries, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or its Subsidiaries, and will keep MidCity fully informed of such events; (iii) as promptly as practicable but in no event later than ten
(10) business days following the end of each calendar month, deliver to MidCity (A) a balance sheet and income statement of the Company, (B) an analysis of the asset quality of Subsidiary Bank by classification under such categories as "Special Mention," "Substandard," "Doubtful," "Other Real Estate Owned" or terms of like import used by any internal bank examiner (or Subsidiary Bank's loan review department), and (C) all other financial and operating data and other information concerning its business, properties and personnel as MidCity may reasonably request, all of the above as of the end of such month and for such monthly period; (iv) deliver to MidCity all documents and information furnished to the Applicable Governmental Authorities by the Company or any stockholder (solely in its capacity as a stockholder of the Company) or Subsidiary of the Company within two business days after such documents or information are furnished to such agency or authority; (v) deliver to MidCity all correspondence (including a written summary of any oral communication) from any Applicable Governmental Authority which is adverse to the Company or its Subsidiaries; and (vi) as promptly as practicable following their issuance, deliver to MidCity any subsequent audited or unaudited reports of the Company's or its Subsidiaries' financial information. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of any customer or would contravene any law, rule, regulation, order or judgment, or where such access would unreasonably interfere with or be materially disruptive to the conduct of business and operations of the Company or its Subsidiaries. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     5.5 Access to Properties and Records; Confidentiality.

         5.5.1 During the period from the date of this Agreement to the Effective Time, the Company shall permit MidCity and its authorized representatives full and complete access to its properties (and its Subsidiaries' properties) between the hours of 9:00 a.m. and 5:00 p.m. of any business day and shall disclose and make available to MidCity all books, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings and correspondence with and notices or other documents from any regulatory authority, accountants' reports to management, litigation files, plans affecting employees, and any other business activities or prospects in which MidCity may have a reasonable interest. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of any customer or would contravene any law, rule, regulation, order or judgment, or where such access would unreasonably interfere with or be materially disruptive to the conduct of business and operations of the Company or its Subsidiaries. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         5.5.2 In the event that this Agreement is terminated, each party shall return all nonpublic documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information. No investigation by either MidCity, NewCo or the Company shall affect the representations and warranties of the other party and all such representations and warranties shall survive any such investigation. Each party shall keep confidential all such information, and shall not directly or indirectly use or disclose such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue after the date of termination of this Agreement but shall not apply to (i) any information which (A) was known to the party receiving the information prior to the disclosure thereof by the party furnishing the information, (B) was then generally known to the public,
(C) became known to the public through no fault of the party receiving the information, or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     5.6 Regulatory and Other Matters. Within sixty (60) days of the date of execution of this Agreement (provided that MidCity continues to reasonably believe that the other closing conditions herein can still be met), MidCity shall file or cause to be filed applications to fulfil all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of the Board of Governors of the Federal Reserve System, if necessary, and/or any other governmental entity having jurisdiction over MidCity and pay all fees and expenses associated therewith) and requests for consents or approvals of any third party required to be fulfilled by MidCity for the completion of the transactions contemplated by this Agreement. The Company shall be provided with substantially final draft applications for its review prior to the filings required above to the extent such application are material and time reasonably permits such review. MidCity shall furnish to the Company copies of all such regulatory filings and requests and all related correspondence, and shall use commercially reasonable efforts to obtain all such regulatory approvals and third party consents at the earliest practicable time; provided, however, that nothing in this Section 5.6 shall be construed to obligate MidCity to take any action to meet any condition required to obtain any prior regulatory approval if such condition would reduce the benefits of the transactions contemplated by this Agreement in such a material manner that MidCity, in its good faith and reasonable judgment, would not have entered into this Agreement had such condition or requirement been known at the date hereof.

     5.7 Notification of Certain Other Matters.

     5.7.1 Each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (iii) any event or series of events which is likely to result in a Material Adverse Effect on it (but in the case of MidCity, only if such event is likely to adversely affect the ability of MidCity to complete the transactions contemplated herein).

         5.7.2 From time to time on or prior to the Effective Time and further subject to the requirements of Section 5.15, the Company shall promptly propose in writing any supplements or amendments to any of its representations and warranties relating to the period after the date hereof with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete. The information contained in any such proposed supplement or amendment shall not be deemed to have modified the representations and warranties of the Company or be binding on MidCity unless accepted in writing.

     5.8 Title Matters.

         5.8.1 As soon as practicable after the date hereof and at least 30 days prior to the Effective Time, the Company shall, at its own expense, obtain and deliver to MidCity:

                (i)  With respect to the real estate described on Schedule
4.11.1 of the Company Disclosure (other than real estate subject to leases or real estate acquired in a foreclosure or similar action), an owner's preliminary report on title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to MidCity, which preliminary report shall contain a commitment of such title insurer to issue an owner's title insurance policy on ALTA 1992 Owner's Form B insuring the fee simple title of the Company or its Subsidiaries in such real estate in an amount equal to the fair market value of such real estate subject only to (A) liens of current state and local property taxes which are not delinquent or subject to penalty; and (B) such other matters as may be disclosed that are reasonably approved in writing by MidCity; and

                (ii) Surveys certified in accordance with ALTA land survey standards by a registered land surveyor licensed in the state in which such real estate is located as of a date subsequent to the date hereof of the real estate described in Schedule 4.11.1 (i) showing with respect to such real estate: (A) the legal description; (B) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (C) no encroachments upon such parcel or adjoining parcels by buildings, structures, improvements or easements; (D) legal access to such parcel from a public street; and (E) no easements which materially and adversely affect the use of such parcel or the improvements located thereon.

         5.8.2 At least (5) business days prior to the Effective Time, the Company shall, at its own expense, obtain and deliver to MidCity owner's title insurance policies dated the Effective Date on ALTA 1992 Owner's Form B with an extended coverage endorsement guaranteeing over the standard exceptions to title customarily contained in such policies, covering the real estate covered by the commitments referred to in Section 5.8.1(i) hereof issued by the insurer which issued such commitments insuring the fee simple estate of Subsidiary Bank (or such other entity reasonably acceptable to MidCity) in the real estate in the amount reasonably satisfactory to MidCity subject only to the matters set forth in Section 5.8.1(i) hereof or Schedule 4.11.2 of the Company Disclosure.

     5.9 Employee Benefits and Employees.

         5.9.1 The parties understand that, as MidCity will ultimately be the surviving corporation of a merger with the Surviving Corporation which is intended to be consummated immediately after the effectiveness of the Merger, those Plans sponsored by the Company immediately before the Effective Time will, as a matter of law, continue to be sponsored by MidCity from and after the Effective Time, and that, from and after the Effective Time, MidCity will continue to be vested with all of the powers, rights, duties, obligations and liabilities vested in the Company with respect to each such Plan immediately before the Effective Time. Notwithstanding the foregoing, from and after the date of this Agreement and prior to the Effective Time, the Company and its representatives will use commercially reasonable efforts to cause the Company to
(i) amend its ESOP to provide for applying so much as is necessary of the Merger Consideration received by the ESOP with respect to unallocated shares of Company Common Stock to repay in full the outstanding balance of the ESOP loan and allocating the remainder, if any, of the Merger Consideration received by the ESOP with respect to unallocated shares of Company Common Stock as earnings to the accounts of ESOP participants and former participants in proportion to their account balances; (ii) amend the ESOP to provide for its termination effective as of the Effective Time; and (iii) submit to the appropriate office of the Internal Revenue Service an application for determination on termination of the ESOP; and (iv) otherwise maintain the status of the ESOP as a plan qualified under Sections 401(a) and 4975 of the Code. The application for determination on termination will be subject to approval by counsel for MidCity, which approval will not be unreasonably withheld. At the Effective Time, the Company will cause the outstanding balance of the ESOP loan to be repaid in full with the Merger Consideration received by the ESOP as to unallocated shares of Company Common Stock. If the Internal Revenue Service issues a favorable determination letter with respect to the termination of the ESOP (including the proposed allocation of Merger Consideration), the Company will, as soon thereafter as it deems practicable, (A) make the proposed allocation of the amount of Merger Consideration received by the ESOP as to unallocated shares and not needed to repay the ESOP loan balance to the accounts of currently employed ESOP participants; (B) terminate the ESOP; (C) cause all accrued benefits in the ESOP to become fully vested and nonforfeitable as of the Effective Time; and (D) distribute all ESOP accounts to the current and former participants (or, in the case of deceased participants, their beneficiaries) entitled to them, in accordance with the terms of the ESOP.

         5.9.2 MidCity shall assume and honor the Damen Federal Bank for Savings Employee Severance Compensation Plan (the "Company Severance Plan"). Notwithstanding the foregoing, effective at the Effective Time, further participation in the Company Severance Plan shall be frozen, and no individual who is not already a participant in the Company Severance Plan at the Effective Time will become one after the Effective Time. Moreover, no individual who is a participant in the Company Severance Plan at the Effective Time or who would then be a participant in the Company Severance Plan but for the fact that he or she has entered into an employment contract, change of control agreement or severance agreement with the Company or any affiliate of the Company, shall be entitled to participate in any plan of MidCity or any of its affiliates offering severance benefits.

         5.9.3. If and to the extent Plans sponsored by the Company are terminated as of or after the Effective Time, and Transferred Employees are instead covered after the Effective Time under employee benefit plans maintained by MidCity or its subsidiaries (each a "MidCity Benefit Plan"), they will be given credit for service with the Company or its Subsidiaries in determining eligibility for and vesting in benefits under the MidCity Benefit Plans, but not for purposes of benefit accrual. A "Transferred Employee" is an individual who is an employee of the Company immediately before the Effective Time. The parties do not intend that Transferred Employees be covered under more than one employee benefit plan of a given type (for example, under both a Company medical plan and a MidCity medical plan).

     5.10 Stockholder Approval. The Company shall cause a meeting of its stockholders (the "Meeting") to be duly called and held as soon as practicable after the date hereof for the purpose of approving the transactions contemplated herein. The Company will cooperate and consult with MidCity with respect to the foregoing matters. The Company shall use commercially reasonable efforts to obtain the necessary approvals of this Agreement and the transactions contemplated hereby and thereby. Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MidCity, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement (or any transaction contemplated thereby or hereby); provided, that, the Board of Directors of the Company may withdraw or modify such recommendation, but only if the Board of Directors of the Company determines in good faith by majority vote, based on the written opinion of Hinshaw & Culbertson, that it would be a breach of its fiduciary duties not to so withdraw or modify such recommendation. Subject to the requirements of applicable laws, nothing contained in this Section 5.10 shall limit the Company's obligation to hold and convene the Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn or modified).

     5.11 Proxy Materials.

         5.11.1 As soon as practicable following but in no event more than thirty (30) days after the date of this Agreement, the Company will prepare and file with the SEC the appropriate proxy material (the "Proxy Materials") for mailing to the holders of the Company Common Stock, including a notice of the Meeting, proxy statement and form of proxy that comply with the Exchange Act and the applicable regulations of the SEC promulgated thereunder. MidCity will furnish to the Company all information concerning MidCity and MCNBC required for inclusion in the Proxy Materials and such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statement therein not misleading. The Company shall file the Proxy Material in preliminary form with the SEC as promptly as practicable, in any event no later than thirty (30) days after the date of this Agreement, and shall in good faith respond as promptly as practicable to all comments thereon of the SEC with a view toward mailing definitive Proxy Materials at the earliest practicable date (which the Company anticipates should be no later than thirty (30) days and in any event no later than sixty (60) days thereafter). In the Proxy Materials, the Company shall present this Agreement and the transactions contemplated hereby for approval by the holders of the Company Common Stock at the Meeting. Subject to Section 5.10, the Company shall include in the Proxy Materials the unanimous recommendation of its Board of Directors to the holders of the Company Common Stock that they approve this Agreement. Prior to submitting the Proxy Materials and any amendment, supplement or revision thereof to the SEC or the stockholders of the Company, the Company shall submit such material to MidCity and its counsel and provide MidCity and its counsel with a reasonable opportunity to review and comment upon such materials. Prior to responding to any comments of any regulatory or supervisory authority relating to the Proxy Materials, the Company shall review any proposed responses with MidCity and its counsel. The Company covenants to MidCity that the Proxy Materials (i) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading; in no event, however, shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, written information concerning MidCity or MCNBC furnished by MidCity specifically for use in Proxy Materials.

         5.11.2 The definitive Proxy Materials shall not be mailed (the "Mailing Date") to the holders of the Company Common Stock until all of the following conditions have been satisfied, except as MidCity waives such condition in writing:

                 (i) the Company shall have received a comfort letter, dated the date of its delivery, addressed to it from Cobitz, VandenBerg & Fennessy, in standard industry form with respect to transactions of this nature (the "Comfort Letter"). MidCity shall have the reasonable right to approve the substance of the Comfort Letter prior to the Mailing Date;

                 (ii) Keefe, Bruyette & Woods, Inc. shall have delivered to the Board of Directors of the Company for inclusion in the Proxy Materials an opinion (which shall be reaffirmed as of the date of mailing) to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view (the "Fairness Opinion"), dated within two days of the Mailing Date, in standard industry form with respect to transactions of this nature and as appropriate to satisfy the provisions of applicable law with respect to the ESOP; and

                 (iii) the Company shall have given not less than three days' notice to MidCity of the Mailing Date.

         5.11.3 The Company further covenants that it will cause the trustee of the Company's ESOP and profit sharing plan to agree that MidCity's legal counsel must approve the package of proxy information to be sent by the trustee to plan participants, to assist in achieving all parties' desire that the information given to participants will be sufficiently complete to support the trustee's pass-through of voting power to plan participants and its use of mirror voting on unallocated shares of Company Common Stock in either plan; the approval of MidCity's legal counsel will not be unreasonably withheld and neither MidCity nor its legal counsel will have any liability with respect to the content of any Proxy Materials.

     5.12 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions precedent referred to in Article 6 and to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.13 Public Announcements. MidCity and the Company shall approve in advance the substance of, and cooperate with each other in the development and distribution of, all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law, advice of counsel or regulation.

     5.14 Dissenting Stockholders. The Company shall give MidCity (a) prompt notice of any demands received from holders of Dissenting Shares, and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of MidCity, make or offer to make any payment with respect to, or settle or offer to settle, any such demand for payment.

     5.15 Disclosure Schedules. The Company shall propose updates to the Company Disclosure and deliver such updates to MidCity no later than two (2) business days before any anticipated Effective Date, with respect to any matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Company Disclosure or which is necessary to correct any information in such Company Disclosure which has been rendered materially inaccurate thereby. MidCity shall be under no obligation to accept such updates and shall not be deemed to have done so except pursuant to a written acceptance agreement.

     5.16 Tail Insurance. On or before the Effective Date, MidCity shall purchase (or permit the Company to purchase) at a cost not to exceed $50,000 tail director and officer insurance for the directors and officers of the Company which insurance shall provide coverage for at least two (2) years substantially equivalent to the coverage currently in effect (but without any deductible applicable to any such officer or director) relating to acts or omissions occurring on or before the

Effective Date.

     5.17 Indemnification. Except as may be limited by applicable law, MidCity hereby agrees to cause the Company to maintain all rights of indemnification currently provided by the Company in favor of their current and former directors and officers on terms not materially less favorable than those provided in the certificate of incorporation, articles of association or by-laws of the Company or Subsidiary Bank or otherwise in effect on December 31, 1998 for a period of two years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event MidCity or any of its successors or assigns (a) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction, or (b) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 5.17.

                                   ARTICLE 6
                       CONDITIONS PRECEDENT TO THE MERGER

     6.1 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         6.1.1 All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.

         6.1.2 None of MidCity, NewCo, the Company or any of its Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins, restrains or prohibits any of the transactions contemplated hereby.

         6.1.3 This Agreement and the transactions contemplated hereby, including, without limitation, the Merger, shall have been approved by (a) the requisite vote of the stockholders of the Company in accordance with applicable law and (b) the Board of Directors of MidCity.

         6.1.4 The Company shall have received the Fairness Opinion referred to in Section 5.11 and such opinion shall not have been withdrawn or materially and negatively modified.

     6.2 Conditions to the Obligations of MidCity and NewCo under this Agreement. The obligations of MidCity and NewCo under this Agreement shall be further subject to the satisfaction, at the Effective Time, of the following conditions, any one or more of which may be waived, in writing, in whole or in part by MidCity.

         6.2.1 This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Company in accordance with applicable law and stockholders holding not more than five percent (5%) of the outstanding shares of Company Common Stock shall have properly exercised appraisal rights with respect to their shares of Company Common Stock.

         6.2.2 Each of the obligations of the Company required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except that those representations and warranties which specifically relate to an earlier specified date shall continue to be true and correct in all material respects as of such specified date.

         6.2.3 Any and all material permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies which are necessary in connection with the consummation of the transactions contemplated hereby (including the approvals and consents referenced in Section
1.2 hereof) shall have been obtained, and none of such permits, consents, waivers, clearances, approvals or authorizations shall contain any term or condition which MidCity reasonably determines to be materially burdensome to MidCity or its present or intended operations.

         6.2.4 MidCity shall have received an opinion(s), dated the Effective Date, from Hinshaw & Culbertson, counsel for the Company, or such other counsel as shall be acceptable to MidCity, in substantially the form attached hereto as
Exhibit 6.2.4.

         6.2.5 No legal, administrative, arbitration or other proceedings shall have been instituted or, in the reasonable opinion of MidCity, be imminent by or before a court or any governmental authority to enjoin, restrain or prohibit any of the transactions contemplated hereby or which, in the reasonable opinion of MidCity, could materially reduce or impair the value of the Company and its Subsidiaries, and no judgement, order or decree of any court shall be in effect, and no statute or rule, order or regulation of any governmental agency shall be in effect that, in the reasonable opinion of MidCity, materially reduces or impairs the value of the Company and its Subsidiaries.

         6.2.6 From September 30, 1998 to the Effective Time, the Company shall not have suffered a Material Adverse Effect.

         6.2.7 MidCity shall have received certificates, dated as of a date as close as practicable to the Effective Date, from appropriate authorities as to the valid existence and good standing of the Company and its Subsidiaries.

         6.2.8 MidCity shall have received the resignations and releases, effective as of the Effective Time, of Janine M. Poronsky, Kenneth D. Vanek, Mary Beth Poronsky Stull and Gerald

J. Gartner in form and substance acceptable to MidCity.

         6.2.9 The Company shall have furnished MidCity with a certificate of its officers to evidence fulfillment of the conditions set forth in this Section
6.2 in substantially the form as is attached hereto as Exhibit 6.2.9.

         6.2.10 No more than two percent (2%) of Subsidiary Bank's total loans, by an aggregate principal amount, shall be past due ninety (90) days.

         6.2.11 MidCity shall have received the proposed updates to the Company Disclosure in form and substance reasonably acceptable to MidCity.

         6.2.12 MidCity shall have received evidence satisfactory to it of the termination of all litigation against the Company, its Subsidiaries (and their officers and directors).

         6.2.13 MidCity shall have received (i) documentation in form and substance reasonably acceptable to MidCity evidencing the termination of the Option Plan and Company Stock Options and (ii) the termination amendment for the ESOP (which will be effective) in form and substance reasonably acceptable to MidCity.

         6.2.14 MidCity shall have received original counterparts of the Cancellation Agreements from each holder of Company Stock Options and such agreements shall be and remain in full force and effect.

         6.3 Conditions to the Obligations of the Company under this Agreement. The obligations of the Company under this Agreement shall be further subject to the satisfaction, at the Effective Time, of the following conditions, any one or more of which may be waived, in writing, by the Company in whole or in part.

         6.3.1 Each of the obligations of MidCity and NewCo required to be performed at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of MidCity and NewCo contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except that those representations or warranties which are stated as of a specified earlier date shall continue to be true and correct in all material respect as of such specified date.

         6.3.2 MidCity and NewCo shall have furnished the Company with a certificate of their officers to evidence fulfillment of the conditions set forth in this Section 6.3 in substantially the form as is attached hereto as
Exhibit 6.3.2.

         6.3.3 Evidence of receipt by the Exchange Agent of the Merger Consideration in immediately available funds as required by Section 2.5(a).

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

         7.1.1  by mutual written consent of the Company and MidCity;

         7.1.2  by MidCity if:

                (i) The Effective Date shall not have occurred on or prior to December 1, 1999;

                (ii) any condition set forth in Sections 6.1 and 6.2 of this Agreement has not been substantially satisfied or waived in writing by September 30, 1999, unless the failure to satisfy such condition is due to a breach of this Agreement by MidCity;

                (iii) any warranty or representation made by the Company is discovered to be or to have become untrue, incomplete or misleading in any material respect, and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given;

                (iv) the Company shall have breached one or more covenants of this Agreement in any material respect and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given; or

                (v) if the Company's Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to MidCity or NewCo, its approval or recommendation of the Merger or shall have recommended acceptance of any Takeover Proposal, or shall have resolved to do any of the foregoing.

     7.1.3  by the Company if:

                (i) The Effective Date shall not have occurred on or prior to December 1, 1999;

                (ii) any condition set forth in Sections 6.1 and 6.3 of this Agreement has not been substantially satisfied or waived in writing by September 30, 1999, unless the failure to satisfy such condition is due to a breach of this Agreement by the Company;

                (iii) any warranty or representation made by MidCity is discovered to be or to have become untrue, incomplete or misleading in any material respect, and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given;

                (iv) MidCity shall have breached one or more covenants of this Agreement in any material respect and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given; or

                (v) The Company shall have received a Takeover Proposal that the Board of Directors determines, after receiving the advice of its outside counsel, that to proceed with the Merger, in light of such proposal, would violate the fiduciary duties of the Board of Directors to the Company's stockholders; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this clause (v) unless it (a) delivers at least five (5) business days written notice to MidCity of its intent to so terminate and (b) complies with the provisions of Section 7.3.

     7.2 Effect of Termination by MidCity or the Company. In the event of termination of this Agreement by MidCity or the Company as provided in Section
7.1 hereof, this Agreement shall forthwith become void (other than Sections
5.5.2 and 7.3 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of MidCity, NewCo or the Company or their respective officers or directors except for the liability of MidCity and the Company under Sections 5.5.2 and 7.3. Notwithstanding the prior sentence, in the event of termination of this Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; or (ii) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (iii) the failure of any condition set forth in Article 6 hereof which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights herein be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

     7.3 Payment in Lieu of Fees and Expenses and Opportunity Costs. If this Agreement is terminated by the Company pursuant to Section 7.1.3(v) or by MidCity pursuant to Section 7.1.2(v) and prior thereto or within 24 months after such termination:

     (i) the Company shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover Proposal, or a Takeover Proposal shall have occurred (other than as contemplated by and in connection with this Agreement), or

     (ii) the Board of Directors of the Company shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of the Company approve or accept any Takeover Proposal in each case other than as contemplated by this Agreement, then the Company shall promptly, but in no event later than one day after the first of such events shall have occurred, pay MidCity (to the extent it has not already paid at the time of termination) (i) a fee equal to One Million Dollars ($1,000,000) plus (ii) the amount of the reasonable out-of-pocket expenses of MidCity and NewCo incurred or arising in connection with the Merger, this Agreement, and the transactions contemplated thereby and hereby (including, without limitation, fees, expenses or any other amounts paid or payable to banks, financial institutions, investment bankers, attorneys, accountants, consultants and printers).

     7.4 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated herein, MidCity, NewCo and the Company may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that following the approval of the stockholders, without the approval of the stockholders of the Company there can be no further amendments that would require the approval of the stockholders under the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1 Expenses. Each party to this Agreement will pay its respective fees and expenses incurred in connection with the preparation and performance of this Agreement, including fees and expenses of its counsel, accountants, and other experts and advisors.

     8.2 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or certified mailed, first-class postage prepaid or by facsimile (with receipt confirmed), as follows:

         (a)   If to the Company, to:

               Mary Beth Poronsky Stull
               Chairman of the Board and President
               Damen Financial Corporation
               200 West Higgins Road
               Schaumburg, IL  60195-3788
               Fax: (847) 882-5346

               With a copy to:

               Gary E. Medler, Esq.
               Hinshaw & Culbertson
               222 North LaSalle Street
               Suite 300
               Chicago, IL 60601
               Fax: (312) 704-3001

         (b)   If to MidCity or NewCo, to:

               Mr. Kenneth A. Skopec
               MidCity Financial Corporation
               801 West Madison Street
               Chicago, IL  60607
               Fax:  (312) 421-7750

               With a copy to:

               James M. Neis, Esq.
               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois  60601
               Fax:  (312) 558-5700

or to such other address as the parties hereto may designate in writing as aforesaid.

     8.3 Governing Law; Jurisdiction.

     (a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE SHALL APPLY TO THE MERGER.

     (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.

     8.4 Whole Agreement. All schedules, exhibits and lists referred to in this Agreement are integral parts hereof, and this Agreement, together with the agreement contemplated herein, schedules, exhibits and related lists constitutes the entire contract between the parties and no understandings or agreements, verbal or otherwise, with respect to the subject matter hereof exists between the parties.

     8.5 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of only the parties named herein or therein and their respective successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto except that NewCo may assign any or all of its rights and obligations under this Agreement to any wholly owned direct or indirect subsidiary of MidCity.

     8.6 Survival. The respective representations and warranties of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time. All covenants contained in this Agreement which by their terms survive or are to be performed after the Effective Time shall survive for their respective periods indicated.

     8.7 No Reliance on Headings; Interpretation. Article headings and Section headings as contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

     8.8 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

     8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.10.

     8.11 Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.


                    [REST OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                    MIDCITY FINANCIAL CORPORATION


                                    By:
                                       --------------------------
                                       Name:
                                       Title:


                                    DAMEN FINANCIAL CORPORATION


                                    By:
                                       --------------------------
                                       Name:
                                       Title:

                                    MIDCITY CFD, INC.


                                    By:
                                       --------------------------
                                       Name:
                                       Title: